UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2007

Catcher Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50299	62-0201385
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

44084 Riverside Parkway, Suite 320

Lansdowne, Virginia 20176

(Address of Principal Executive Offices, including zip code)

(703) 723-2700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As discussed further below under Item 5.02, Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers, on February 19, 2007, Catcher, Inc. (“Catcher”), the wholly owned subsidiary of Catcher Holdings, Inc. (the “Company”), entered into an Executive Employment Agreement (the “Employment Agreement”), dated February 19, 2007, with Robert H. Turner pursuant to which Mr. Turner will act as the Company’s Chief Executive Officer.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Charles Sander, the Chief Executive Officer and a member of the Board of Directors of the Company (the “Board”), resigned in his capacity as Chief Executive Officer and Director effective February 19, 2007. Mr. Sander will continue to be employed by Catcher in a non-executive position.

On February 19, 2007, the Company appointed Robert H. Turner to the position of Chief Executive Officer. On February 19, 2007, the Board appointed Robert H. Turner as a Director to fill a vacancy on the Board, to serve until his successor is duly appointed and qualified or until his earlier death, resignation or removal. Mr. Turner was also named Chairman of the Board.

As reported above under Item 1.01, Entry into a Material Definitive Agreement, on February 19, 2007, Catcher, the wholly owned subsidiary of the Company, entered into an Executive Employment Agreement, dated February 19, 2007, with Robert H. Turner pursuant to which Mr. Turner will act as the Company’s Chief Executive Officer. Under the Employment Agreement, the Company will pay Mr. Turner an annual base salary of $285,000 and he will be eligible to receive an annual bonus between zero percent (0%) and fifty percent (50%) of such annual base salary based on achievement of goals and objectives to be established by the Company (“Annual Bonus”). In addition, pursuant to the Employment Agreement and contingent upon the filing of a Registration Statement on Form S-8 and compliance with any applicable state securities requirements, the Company will grant to Mr. Turner 1,600,000 shares of restricted common stock (the “Restricted Stock”), in accordance with the Company’s 2005 Stock Incentive Plan (the “Plan”). One-third of the Restricted Shares will vest on each of the first, second and third anniversary of the date of grant. The Employment Agreement is for a period of three years and is terminable by either party without any advance notice. If Mr. Turner is terminated without Cause (as that term is defined in the Employment Agreement), he will be entitled to the payment of 6 months of his base salary and any earned Annual Bonus as of the termination date.

A telecommunications industry veteran with almost three decades experience, Mr. Turner founded in 1988 and currently oversees Turner Telecom Holdings Group, LLC, an executive management and board services consultancy, where he utilizes his international management experience to accelerate the growth of his clients, which have included global technology and telecom companies, startups, turnarounds, high-growth ventures and multinational corporations.

Since 2006, Mr. Turner also has been serving on the Board of Pandora Networks (“Pandora”), where he has assisted in the company’s first institutional series investment and provided guidance to the executive management team and investors.

Starting in 2005, prior to joining Pandora’s Board, Mr. Turner was Executive Chairman of LastMile Communications, a London-based provider of secure, edge of the network wireless content delivery solutions. There he was successful in setting the company’s go-to-market strategy as well as securing growth capital in post seed financing rounds. Starting in 2003, Mr. Turner led the merger of IP Deliver (as Chair and CEO) with Proficient Networks to form InfiniRoute, the industry’s first carrier-neutral, fully-managed service, managing VoIP routing for wireline, wireless and emerging carriers. As Chief Executive at IP Deliver, he was instrumental in the firm’s three rounds of raising capital.

Mr. Turner also served as Chairman and Group Chief Executive, of Davnet Limited, and has held executive positions with EON Corp, TeleZone Inc., PTT Telecom Netherlands, US, Inc., and BellSouth Communications, Inc., where he was President and Chief Operating Officer. Mr. Turner began his career at AT&T Corporation, where he held senior roles in sales and marketing.

Mr. Turner earned a BS and an MBA from University of South Carolina. He is 58 years old.

The description of the terms of the Employment Agreement set forth above is incorporated herein by reference and qualified in its entirety by reference to the Executive Employment Agreement which is filed with this current report as Exhibit 10.34. The description of the terms of the Plan is qualified in its entirety by reference to the Company’s 2005 Stock Incentive Plan attached as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company on October 27, 2005.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits.

10.34	Executive Employment Agreement, dated as of February 19, 2007 by and between Catcher, Inc. and Robert H. Turner.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CATCHER HOLDINGS, INC.

February 21, 2007	By:	/s/ Denis McCarthy
Denis McCarthy
Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.34	Executive Employment Agreement, dated as of February 19, 2007 by and between Catcher, Inc. and Robert H. Turner.

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